VASQUEZ & COMPANY LLP
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS
801 South Grand Avenue, Suite 400 • Los Angeles, CA 90017-4646 • Ph. (213) 629-9094 • Fax (213) 996-4242 • www.vasquezcpa.com

Consent of Independent Registered Public Accounting Firm

Kreido Biofuels, Inc.
Camarillo, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 30, 2006 relating to the financial statements of Kreido Laboratories, formerly known as Holl Technologies Company (a development stage company), as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (capital deficit) and cash flows for the years then ended and for the period from January 13, 1995 (inception) to December 31, 2005 which is contained in that Prospectus. Our report contains an explanatory paragraph regarding Kreido Laboratories' ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Vasquez + Company LLP

Vasquez & Company
Los Angeles, California
February 12, 2007